Exhibit 10.1

Synposis of Agreement between Shanghai Sunplus Communication Technology Co., Ltd. And Huizhou Liyin Electronics Co., Ltd. – Zhangzhou JiaXun Communication Facility Co., Ltd.

Date of Agreement:

December 31, 2008

Parties to Agreement:

Seller:	Shanghai Sunplus Communication Technology Co., Ltd., a 95% Chinese subsidiary of T-Bay Holdings, Inc. (“Sunplus”)

Purchaser:	Huizhou Liyin Electronics Co., Ltd. (“Huizhou”)

Terms:

Sunplus is selling 100% interest of its wholly-owned subsidiary Zhangzhou JiaXun Communication Facility Co., Ltd. to Huizhou at a price of RMB5,000,000, with an initial payment of RMB500,000 to be paid within two days of the date of the agreement and the remaining balance of RMB4,500,000 to be paid within three months of the completion of the transaction.  The transaction is expected to be completed by March 2009.